CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities	$300,000,000	$27,810

Pricing Supplement Dated November 2, 2021	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated November 1, 2021 and	Registration No. 333-260663

Prospectus Supplement dated November 1, 2021)

PACCAR Financial Corp.

Medium-Term Notes, Series Q - Fixed Rate

CUSIP # 69371RR57

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐ MUFG Securities Americas Inc.

☒ BofA Securities, Inc.

☐ BNP Paribas Securities Corp.

☐ J.P. Morgan Securities LLC

☒ Mizuho Securities USA LLC

☒ RBC Capital Markets, LLC

☐ SMBC Nikko Securities America, Inc.

☐ TD Securities (USA) LLC

☐ U.S. Bancorp Investments, Inc.

☒ Wells Fargo Securities, LLC

☒ Other:

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Loop Capital Markets LLC

Siebert Williams Shank & Co., LLC

acting as  ☒ principal  ☐ agent

at:	☐ varying prices related to prevailing market prices at the time of resale

☒ a fixed initial public offering price of 99.994% of the Principal Amount.

Principal Amount: $300,000,000	Original Issue Date: November 8, 2021 (T+4)

Agent’s Discount or Commission: 0.200%	Final Maturity Date: November 8, 2024

Net Proceeds to Company: $299,382,000	Interest Payment Dates: Semi-annually on each May 8 and November 8, commencing May 8, 2022 Record Dates: April 24 and October 25 preceding the applicable Interest Payment Date

Interest Rate: 0.900% per annum

Redemption:

☒ The Notes may not be redeemed prior to the Maturity Date.

☐ The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage: ____%

Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.

Repayment:
☒	The Notes may not be repaid prior to the Maturity Date.
☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.
Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)
Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)
Exchange Rate Agent: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check  ☐

Issue Price: ____%

Form:  ☒  Book-Entry  ☐  Certificated

The Notes are expected to be delivered in book-entry only form through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking S.A., on or about November 8, 2021.

Plan of Distribution:

Name	Title	Principal Amount of Notes
BofA Securities, Inc.	Bookrunner	$63,000,000
Mizuho Securities USA LLC	Bookrunner	$63,000,000
RBC Capital Markets, LLC	Bookrunner	$63,000,000
Wells Fargo Securities, LLC	Bookrunner	$63,000,000
ANZ Securities, Inc.	Co-Manager	$12,000,000
BNY Mellon Capital Markets, LLC	Co-Manager	$12,000,000
Loop Capital Markets LLC	Co-Manager	$12,000,000
Siebert Williams Shank & Co., LLC	Co-Manager	$12,000,000

Total		$300,000,000

Other Provisions:

N/A